EXHIBIT 99.1

For Immediate Release	Media Contact
Dick Parsons

(949) 234-1999 dickparsons@seychelle.com

Seychelle Reports Loss for Q3 ended 11-30-14 Vs Prior Year, but excluding lawsuit expenses of $468,000, the Net Income would have been a breakeven of $16,962 for the anticipated Q3 Turnaround

To-date Seychelle has already received over $524,000 in new orders for Q4

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  January 15, 2015 –Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent fiscal quarter’s end. For the Third Quarter ended November 30, 2014, Revenue was $1,287,814 compared to $1,197,653 in the prior year, an increase of $90,161 (+8%). In addition, Net Loss after taxes of $283,038 was a decrease of $480,453 (-243%) compared to the prior year’s Net Income after taxes of $197,415. The expenses during the period include the amount of $468,000 paid in connection with defending a lawsuit. Without the effect of the lawsuit expenses and offset by $168,000 in income tax benefits, Seychelle would have had net income during the period of $16,962.

In addition, the Company reported that sales revenue for the first nine months of the fiscal year ended November 30, 2014 was $3,162,128 compared to $3,862,657 in the prior year, down 698,329 (-18%). Net Loss after taxes was $688,354 for the same period and was off $1,168,857(-243%) versus prior year Net Income of $480,503.

Dick Parsons, Chief Executive Officer, stated that “Our largest customers had higher sales compared to the prior year, which accounted for the bulk of the increase. As in Q2, we shifted our focus toward building a broader customer base by hiring a national sales manager to develop stronger sales relationships with both our current and potential customers. Management believes this action will positively impact our sales going forward.” Mr. Parsons noted that “To-Date we have received over $524,000 in new orders for US purchases and overseas expansion for shipment during Q4 and anticipate the trend to continue going forward.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-199